THIS NOTE HAS BEEN ISSUED WITH "ORIGINAL ISSUE DISCOUNT" FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN OR ELECTRONIC REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 950 EVERNIA STREET, WEST PALM BEACH, FL 33401.

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $745,375 **Issue Date: June 1, 2022**

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

For value received, **ETHEMA HEALTH CORPORATION**, a Colorado corporation, ADDICTION RECOVERY INSTITUTE OF AMERICA, LLC F/K/A SEASTONE DELRAY HEALTHCARE, LLC, a Florida limited liability company (collectively, "**GRST**" or the "**Borrower**"), hereby promises to pay to the order of **Leonite Fund I, LP**, a limited partnership organized under the laws of the State of Delaware, or registered assigns (the "**Holder**") the principal sum of seven hundred forty five thousand three hundred seventy five Dollars ($745,375) (the "**Principal Amount**"), together with interest on the Principal Amount, on the dates set forth below or upon acceleration or otherwise, as set forth herein (or as may be amended, extended, renewed and refinanced, collectively, this "**Note**"). The "**Interest Rate**" shall reset daily and accrue at a rate per annum equal to the greater of (i) the Prime Rate plus five and three quarter percent (5.75%), or (ii) ten percent (10%). The "**Prime Rate**" shall mean that variable rate of interest published from time to time by the Wall Street Journal as the prime rate of interest. In no event shall the Interest Rate exceed the maximum rate allowed by law; any interest payment which would for any reason be unlawful under applicable law shall be applied to principal.

The consideration to the Borrower for this Note is the tendering by the Holder of two outstanding Convertible Promissory Notes issued by the Company and payable to the Holder, the first with an issue date of dated May 7, 2021, an original principal balance of five hundred fifty thousand Dollars ($550,000), and an outstanding principal balance on the Issue Date of three hundred forty one thousand Dollars ($341,000) (as amended from time to time, the "**May 2021 Note**"), and the second, with an issue date of June 2, 2021, an original principal balance of two hundred thirty thousand Dollars ($230,000), and an outstanding principal balance on the Issue Date of two hundred fifty five thousand three hundred Dollars ($255,300) (as amended from time to time, the "**June Note**" and collectively with the May Note, the "**Exchanged Notes**")

The maturity date ("**Maturity Date**") shall be nine (9) months from the Issue Date. The principal sum, as well as interest and other fees shall be due and payable in accordance with the payment terms set forth in Article I herein. Subject to Section 1.4 below, this Note may not be prepaid in whole or in part except as otherwise explicitly set forth herein.

Any amount of principal, interest, other amounts due hereunder or penalties on this Note, which is not paid by the due date as specified herein, shall bear interest at the lesser of the rate of twenty four percent (24%) per annum or the maximum legal amount permitted by law ("**Default Interest Rate**"), from the due date thereof until the same is paid in full, including following the entry of a judgment in favor of Holder ("**Default Interest**").

If any payment (other than a payment due at maturity or upon default) is not made on or before its due date, the Holder may at its discretion collect a delinquency charge equal to the greater of one hundred Dollars ($100.00) or five (5%) percent of the unpaid amount. The unpaid balances on all obligations payable by Borrower and due to Holder pursuant to the terms of this Note, shall in addition to other remedies contained herein, bear interest after default or maturity at an annual rate equal to the Default Interest rate.

Except as provided for in Section 1.2 below, all payments of principal and interest due hereunder (to the extent not converted into Borrower's ordinary shares (the "**Ordinary Shares**") shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Holder at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to any late charges, and then to principal. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, interest shall continue to accrue during such extension. As used in this Note, the term "**business day**" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in

connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Note Exchange Agreement of even date herewith (the "**Exchange Agreement**"), terms of which are incorporated by reference and made part of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Purchase Agreement. As used herein, the term "Trading Day" means any day that the Borrower's ordinary shares (the "**Common Shares**") are listed for trading or quotation on the OTC, or any other exchanges or electronic quotation systems on which the Common Shares are then traded (as defined in the Purchase Agreement).

This Note shall be a senior secured obligation of the Borrower, with first priority over all current and future Indebtedness (as defined below) of the Borrower and any subsidiaries, whether such subsidiaries exist on the Issue Date or are created or acquired thereafter (each a "**Subsidiary**" and collectively, the "**Subsidiaries**"). The obligations of the Borrower under this Note are secured pursuant to the terms of the security and pledge agreement (the "**Security and Pledge Agreement**" and collectively with the Purchase Agreement, the "**Related Documents**"), a copy of which is attached hereto as Exhibit C, between the Borrower and Holder, terms of which are incorporated by reference and made part of this Note. With respect to any Subsidiary created or acquired subsequent to the Issue Date, Borrower agrees to cause such Subsidiary to execute any documents or agreements that would bind the Subsidiary to the terms herein and in the Related Documents.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders or members, as applicable, of Borrower and will not impose personal liability upon the holder thereof.

In addition to the terms above, the following terms shall also apply to this Note:

ARTICLE I. PAYMENTS

1.1 Principal Payments. The Principal Amount shall be due and payable on the Maturity Date.

1.2 Interest Payments. Interest on this Note (i) is payable monthly; and (ii) RESERVED. A payment schedule is attached hereto as Exhibit D.

1.3 Other Payment Obligations. All payments, fees, penalties, and other charges, if any, due under this Note shall be payable pursuant to the terms contained herein, but in any case, shall be payable no later than the Maturity Date.

1.4 Prepayment. (1) Unless an Event of Default shall occur, Borrower shall have the right at any time prior to the Maturity Date, upon thirty (30) days' notice to the Holder (the "Prepayment Notice"), to prepay the Note by making a payment to Lender equal to the Prepayment Percentage (defined below) multiplied by the sum of (i) the outstanding Principal Amount, (ii) all accrued and unpaid interest, (iii) RESERVED, and (iv) any other amounts due under the Note (the "Prepayment Amount"). The Prepayment Notice must be received by Holder no later than 30 days

prior to the date that Borrower proposes to remit the Prepayment Amount (the "Prepayment Date"). Holder may convert any or all of this Note into shares of Common Stock prior to the Prepayment Date. If Borrower does not remit the Prepayment Amount within two (2) days of the Prepayment Date, then (i) the Prepayment Notice and the Prepayment right granted hereunder shall be canceled, (ii) Borrower shall thereafter not be permitted to Prepay the Note, and (iii) Holder's right to convert any or all of this Note into shares of Common Stock shall be reinstated. After the Maturity Date, Borrower may pay the balance due hereunder only upon express approval in writing by Holder. (2) The Prepayment Percentage shall be 110% if payment of the amount due under the Note is made after October 3, 2022 and 100% if payment of the amount due under the Note is made on or prior to October 3, 2022 (such applicable percentage referred to herein as the "Prepayment Percentage"). (3) Borrower shall receive a credit of $150,000 towards the payment of the amounts due under this Note, if all other amounts otherwise due are paid before October 3, 2022.

ARTICLE II. CONVERSION RIGHTS

2.1 Conversion Right. The Holder shall have the right at any time, at the Holder's option to convert all or any part of the outstanding and unpaid principal amount and accrued and unpaid interest of this Note into fully paid and non-assessable Common Shares of Borrower or other securities into which such Common Shares shall hereafter be changed or reclassified (each, a "**Conversion Share**") at the conversion price (the "**Conversion Price**") determined as provided herein (a "**Conversion**"); provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of Common Shares beneficially owned by the Holder and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein, and, if applicable, net of any shares that may be deemed to be owned by any person not affiliated with the Holder who has purchased a portion of the Note from the Holder) and (2) the number of Common Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding Common Shares. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived (up to a maximum of 9.99%) by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). The number of Common Shares to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the "**Notice of Conversion**"), delivered to Borrower by the Holder in accordance with Section 2.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 6:00 p.m., New York, New York time on such conversion date (the "**Conversion Date**"). The term "**Conversion Amount**" means, with respect to any conversion of this Note, the sum of: (1) the principal amount of this Note to be converted in such conversion; plus (2) at the

Holder's option, accrued and unpaid interest; provided, however, that at the option of Holder, the accrued and unpaid interest can be converted prior to any other amounts under the Note, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date; plus (3) at the Holder's option, Default Interest, if any, on the amounts referred to in the immediately preceding clauses (1) and/or (2); plus (4) the Holder's expenses relating to a Conversion, including but not limited to amounts paid by Holder on the Borrower's transfer agent account; plus (5) at the Holder's option, any amounts owed to the Holder pursuant to Sections 2.3 and 2.4(g) hereof.

2.2 Conversion Price.

(a) Calculation of Conversion Price. The Conversion Price shall be $0.01 (the "**Fixed Conversion Price**").

(b) Fixed Conversion Price Adjustments.

(1) Common Share Distributions and Splits. If Borrower, at any time while this Note is outstanding: (i) pays a distribution on its Common Shares or otherwise makes a distribution or distributions payable in Common Shares on its Common Shares; (ii) subdivides outstanding Common Shares into a larger (or smaller) number of shares; or (iii) issues, in the event of a reclassification of shares of Common Shares, any Common Shares of Borrower, then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of Borrower) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event.

(2) Fundamental Transaction. If, at any time while this Note is outstanding, (i) Borrower effects any merger or consolidation of Borrower with or into another person, (ii) Borrower effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Borrower or another person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (iv) Borrower effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a "**Fundamental Transaction**"), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of 1 Common Share (the "**Alternate Consideration**"). For purposes of any such conversion, the determination of the Fixed Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of 1 Common Share in such Fundamental Transaction, and Borrower shall apportion the Fixed Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

(3) Anti-dilution Adjustment. If at any time while this Note is

outstanding, Borrower sells, grants, or otherwise makes a disposition of Common Shares, or sells, grants, or otherwise makes a disposition of other securities (or in the case of securities existing on the Issue Date, amends such securities) convertible into, exercisable for, or that would otherwise entitle any person or entity the right to acquire Common Shares, or announces its intention, or files any document with the SEC or other regulatory body that reflects its intention to do of any of the foregoing, at an effective price per share that is lower than the then Fixed Conversion Price (such lower price, the "**Base Conversion Price**" and such issuances, collectively, a "**Dilutive Issuance**") (it being agreed that if the holder of the Common Shares or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance, and the Base Conversion Price shall then be adjusted to equal the lowest of such issuance price), then the Fixed Conversion Price shall be reduced to a price equal the Base Conversion Price as it may be adjusted as provided for above. Such adjustment shall be made whenever such Common Shares or other securities are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 2.2(b)(4) in respect of an Exempt Issuance. For purposes of this Section 2.2(b)(4) an "**Exempt Issuance**" means an issuance of Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares (i) upon the exercise or exchange of any securities issued hereunder, (ii) to employees, directors of Borrower pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose by the Board of Directors of Borrower, (iii) to banks, equipment lessors or other financial institutions, or to real property lessors, at market value as of the date of issuance, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the Board of Directors of Borrower, (iv) to suppliers, consultants, or third party service providers in connection with the provision of goods or services, at market value as of the date of issuance, pursuant to a stock option plan, agreement, or arrangement of the Borrower, duly adopted for such purpose by the Board of Directors of Borrower, (v) pursuant to the acquisition of another corporation or other entity by Borrower by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board of Directors of Borrower, (vi) to third parties in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships, in each case only in connection with the operating business of the Borrower and approved by the Board of Directors of Borrower, or (vii) shares with respect to which the Holder waives its anti-dilution rights granted hereby; provided, however, that any such issuance described in (v) and (vi) shall only be to a person (or to the equity holders of a person) which is, itself or through its Subsidiaries, an operating company or an owner of an asset (or an employee, director, consultant, or advisor thereof), in a business synergistic with the business of Borrower and shall provide to Borrower additional benefits in addition to the investment of funds, but in none of (ii) through (vi) above shall include a transaction in which Borrower is issuing securities primarily for the purpose of raising capital or to a recipient whose primary business is investing in securities or to a recipient whose primary business is investor relations or public relations. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 2.2(b)(3) shall be calculated as if all such securities were issued upon distribution of the initial tranche.

(4) <u>Notice to the Holder</u>. Whenever the Conversion Price is adjusted

pursuant to any provision of this Section 2.2(b), Borrower shall within two (2) business days deliver to the Holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that Borrower's failure to timely provide the notice shall not affect the automatic adjustments contemplated hereby.

(5) No Readjustments. For the avoidance of doubt, in the event the Conversion Price has been adjusted pursuant to this Section 7(a) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Conversion Price be readjusted to the Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

2.3 Authorized Shares. Borrower covenants that during the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Shares a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Shares upon the full conversion of this Note. Borrower is required at all times to have authorized and reserved seven (7) times the number of shares that is actually issuable upon full conversion of the Note (based on the Conversion Price of the Note in effect from time to time, which, if cannot be determined shall be estimated in good faith by Borrower) it being acknowledged and agreed by the parties that for the initial issuance of the Note, 521,762,500 shares of Common Shares is sufficient and will be reserved (the "**Reserved Amount**"). The Reserved Amount shall be increased from time to time in accordance with Borrower's obligations hereunder. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of Common Shares into which the Note shall be convertible at the then current Conversion Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including but not limited to authorizing additional shares or effectuating a reverse split. Borrower (i) acknowledges that it has irrevocably instructed its transfer agent by letter, a copy of which is attached hereto as Exhibit B to issue certificates for the Common Shares issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Share certificates to execute and issue the necessary certificates for Common Shares in accordance with the terms and conditions of this Note. If, at any time Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 4.1.2 of the Note.

2.4 Method of Conversion.

(a) Mechanics of Conversion. Subject to Section 2.1, this Note may be converted by the Holder in whole or in part, at any time from the date hereof, by (A) submitting to Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 7:00 p.m., New York, New York time) and (B) subject to Section 2.4(b), surrendering this Note at the principal office of Borrower.

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Borrower unless the entire unpaid

principal amount of this Note is so converted. The Holder and Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of Borrower shall, *prima facie,* be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

(c) Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder's account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

(d) Delivery of Ordinary Shares Upon Conversion. Upon receipt by Borrower from the Holder of an e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 2.4, Borrower shall issue and deliver to or cause to be issued and delivered to or upon the order of the Holder certificates for Ordinary Shares issuable upon such conversion by the end of the next business day after such receipt (the "**Deadline**") (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Note) in accordance with the terms hereof.

(e) Obligation of Borrower to Deliver Ordinary Shares. Upon receipt by Borrower of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Ordinary Shares issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless Borrower defaults on its obligations under this Article II, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Ordinary Shares or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, Borrower's obligation to issue and deliver the certificates for Ordinary Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is received by Borrower before 7:00 p.m., New York, New York time, on such date.

(f) Delivery of Ordinary Shares by Electronic Transfer. If the shares of the

Company are publicly traded, in lieu of delivering physical certificates representing the Ordinary Shares issuable upon conversion, provided Borrower is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer ("**FAST**") program, upon request of the Holder and its compliance with the provisions contained in Section 2.1 and in this Section 2.4, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Ordinary Shares issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("**DWAC**") system. If the Borrower is not registered with DTC as of the Issue Date, the Borrower shall be required to register with DTC within 30 days of the Issue Date, and the provisions of this paragraph shall apply after such registration. Failure to become DTC registered or maintain DTC eligibility as provided herein shall be an Event of Default under Section 4.1.22 of this Note.

(g) Failure to Deliver Ordinary Shares Prior to Deadline. Without in any way limiting the Holder's right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if Borrower causes the Ordinary Shares issuable upon conversion of this Note to not be delivered by the second (2nd) Trading Day following the Deadline (such non delivery referred to herein as a "**Conversion Default**"), Borrower shall pay to the Holder $1,000 per day in cash, for each day beyond the Deadline that Borrower fails to deliver such Ordinary Shares. Such cash amount shall be paid to Holder by the fifth day of the month following the month in which it has accrued or, at the option of the Holder (by written notice to Borrower by the first day of the month following the month in which it has accrued), shall be added to the principal amount of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Ordinary Shares in accordance with the terms of this Note. Borrower agrees that the right to convert is a valuable right to the Holder, and as such, Borrower will not take any actions to hamper, delay or prevent any Holder conversion of the Note. The damages resulting from a failure, attempt to frustrate, interference with such conversion right are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained in this Section 2.4(g) are justified.

2.5 Concerning the Ordinary Shares. The Ordinary Shares issuable upon conversion of this Note may not be sold or transferred except in accordance with the Articles of Association of the Company and unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) ("**Rule 144**") or (iv) such shares are transferred to an "**affiliate**" (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 2.5 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Ordinary Shares issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Ordinary Shares issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following

form, as appropriate:

> **NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.**

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Ordinary Shares may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Ordinary Shares issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 4.1.2 of the Note.

2.6 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such Holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into Ordinary Shares and (ii) the Holder's rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such Ordinary Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all Ordinary Shares prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Ordinary Shares by so notifying Borrower) the Holder shall

regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Section 2.4 to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions adjusted upon an Event of Default, if applicable) for Borrower's failure to convert this Note.

ARTICLE III. RANKING, CERTAIN COVENANTS AND POST CLOSING OBLIGATIONS

3.1 Warrants. RESERVED

3.2 Equity Interest. RESERVED

3.3 Distributions on Ordinary Shares. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder's written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on the Ordinary Shares (or other capital securities of the Borrower) other than dividends on Ordinary Shares solely in the form of additional Ordinary Shares or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of Ordinary Shares (or other securities representing its capital) except for distributions that comply with Section 3.7 below.

3.4 Restrictions on Variable Rate Transactions. Unless approved by the Holder in writing, which approval shall not be unreasonably withheld, Borrower and each Subsidiary shall not enter into an agreement or amend an existing agreement to effect any sale of securities involving, or convert any securities previously issued under, a Variable Rate Transaction. The term "**Variable Rate Transaction**" means a transaction in which Borrower or any Subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Ordinary Shares at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of Borrower or the Subsidiary, as the case may be, or the market for the Ordinary Shares, or (ii) enters into any agreement (including, without limitation, an "equity line of credit" or an "at-the-market offering") whereby Borrower or any Subsidiary may sell securities at a future determined price (other than standard and customary "preemptive" or "participation" rights). The Holder shall be entitled to obtain injunctive relief against Borrower and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

3.5 Restrictions on Other Certain Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any Subsidiary other than in the ordinary course of business (c) solicit any offers for, respond to any

unsolicited offers for, or conduct any negotiations with any other person or entity in respect of any Variable Rate Debt Transaction; (d) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (e) Enter into a borrowing arrangement where the Company pays an effective APR greater than 20%.

3.6 Restriction on Ordinary Share Repurchases. So long as the Borrower shall have any obligation under this Note, Borrower shall not without the Holder's written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Ordinary Shares (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant's ceasing to provide services to the Borrower.

3.7 Payments from Future Funding Sources. The Borrower shall pay to the Holder on an accelerated basis, any outstanding Principal Amount of the Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at the Holder's discretion, it being acknowledged and agreed by Holder that Borrower shall have the right to make Bona Fide payments to vendors with Ordinary Shares:

3.7.1 Future Financing Proceeds – one hundred percent (100%) of the net proceeds of any future financings by Borrower or any Subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments provided, however, that this provision is not applicable if the transaction generating the future financing proceeds has a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm's length transaction and the proceeds are used accordingly.

3.7.2 Other Future Receipts – one hundred percent (100%) of the net proceeds to the Borrower or Subsidiary resulting from the sale of any assets or securities, of Borrower or any of its Subsidiaries, including but not limited to, the sale of any Subsidiary, the receipt in cash by Borrower or any of its Subsidiaries of any tax refunds, the sale of any tax credits, collections by Borrower or any of its Subsidiaries pursuant to any settlement or judgement, but not including sales of inventory of the Borrower or its Subsidiaries in the ordinary course of business.

3.8 Use of Proceeds. Borrower agrees to use the proceeds of this Note solely for general working capital.

3.9 Ranking and Security. The obligations of the Borrower under this Note shall constitute a first priority security interest and rank senior with respect to any and all Indebtedness existing prior to or incurred as of or following the initial Issue Date. The obligations of the Borrower under this Note are secured pursuant to the Security and Pledge Agreement attached hereto. So long as the Borrower shall have any obligation under this Note, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or *pari passu* with (in priority of payment and performance) the Borrower's obligations hereunder. As used herein, the term "**Indebtedness**" means (a) all

indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Issue Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation.

3.10 Right of Participation. So long as the Borrower shall have any obligation under this Note, in the event Borrower or any Subsidiary proposes to offer and sell its securities, whether in the form of debt, Equity Financing (defined below), or any other financing transaction (each a "**Future Offering**"), the Holder shall have the right, but not the obligation, to participate in the purchase of the securities being offered up to an amount equal to thirty percent (30%) of the Principal Amount (the "**Participation Right**"); provided that, the Participation Right shall not exceed the lesser of (i) one-third of the aggregate amount of the Future Offering, and (ii) an amount equal to the Principal Amount (allocated to the Holder's pro-rata to their portion of the Principal Amount). For the avoidance of doubt, an "Equity Financing" shall mean Borrower's or its Subsidiary's sale of its common stock or any securities conferring the right to purchase Borrower's or Subsidiary's common stock or securities convertible into, or exchangeable for (with or without additional consideration), shares of the Borrower's or Subsidiary's common stock. In connection with each Participation Right, Borrower shall provide written notice to the Holder of the terms and conditions of the Future Financing at least ten business days prior to the anticipated first closing of such Future Financing (the "**FF Notice**"). If the Holder shall elect to exercise its Participation Right, it shall notify Borrower, in writing, of such election at least five business days prior to the anticipated closing date set forth in the FF Notice (the "**Participation Notice**"). In the event the Holder does not return a Participation Notice to Borrower within such five-business day period, the Participation Right granted hereunder shall terminate and be of no further force and effect; provided, however, that such Participation Right shall be reinstated if the anticipated closing referenced in the FF Notice does not occur prior to thirty business days following the anticipated first closing date specified in such FF notice.

3.11 Right of First Refusal. So long as the Borrower shall have any obligation under this Note, if the Borrower or any Subsidiary has a bona fide offer of capital or financing from any third party that the Borrower or any Subsidiary intends to act upon, other than an underwritten initial public offering of the Ordinary Shares, then the Borrower must first offer such opportunity to the Holder to provide such capital or financing to the Borrower or Subsidiary on the same terms as each respective third party's terms. Should the Holder be unwilling or unable to provide such capital or financing to the Borrower or Subsidiary within 10 Trading Days from Holder's receipt of written notice of the offer (the "**Offer Notice**") from the Borrower, then the Borrower or Subsidiary may obtain such capital or financing from that respective third party upon the exact

same terms and conditions offered by the Borrower to the Holder, which transaction must be completed within 60 days after the date of the Offer Notice. If the Borrower or Subsidiary does not receive the capital or financing from the respective 3rd party within 60 days after the date of the respective Offer Notice, then the Borrower must again offer the capital or financing opportunity to the Holder as described above, and the process detailed above shall be repeated. The Offer Notice must be sent via electronic mail to avi@leonitecap.com Cc: dberger@bergerlawpllc.com.

3.12 Terms of Future Financings. So long as any obligations of the Borrower under the Transaction Documents (defined below) are outstanding, upon any issuance of (or announcement of intent to effect an issuance of) any security, or amendment to (or announcement of intent to effect an amendment to) any security that was originally issued before the Issue Date, by the Borrower or any Subsidiary, with any term that the Holder reasonably believes is more favorable to the holder of such security than to the Holder in the Transaction Documents, or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in the Transaction Documents, then (i) the Borrower shall notify the Holder of such additional or more favorable term within three (3) business days of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder's option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 3.12). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion price, conversion price discounts and adjustments, prepayment rate, conversion lookback periods, interest rates, original issue discounts, stock sale price, private placement price per share, commitment shares, and warrant coverage. If Holder elects to have the term become a part of the transaction documents with the Holder, then the Borrower shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the "Acknowledgment") within three (3) business days of Borrower's receipt of request from Holder (the "Adjustment Deadline"), provided that Borrower's failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby.

3.13 Registration Rights. If the Borrower or any Subsidiary proposes to register any of its Common Shares (other than pursuant to a Registration on Form S-4 or S-8 or any successor form), it will give prompt written notice to the Holder of its intention to effect such registration (the "**Incidental Registration**"). Within twenty (20) business days of receiving such written notice of an Incidental Registration, the Holder may make a written request (the "**Piggy-Back Request**") that the Borrower include in the proposed Incidental Registration all, or a portion, of the Registrable Securities owned by the Holder. As used herein, Registrable Securities shall mean the shares issuable upon Conversion of the Note, and the Reserved Amount. The Borrower will use its commercially reasonable efforts to include in any Incidental Registration all Registrable Securities which the Borrower has been requested to register pursuant to any timely Piggy-Back Request to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Failure to register the Registrable Securities pursuant to this Section 3.13 shall be an Event of Default pursuant to Section 4.1.26 of the Note.

3.14 Rollover Rights. So long as the Note is outstanding, if the Borrower completes any single public offering or private placement of its equity, equity-linked or debt securities (each, a

"Future Transaction"), the Holder may, in its sole discretion, elect to apply as purchase consideration for such Future Transaction: (i) all, or any portion, of the then outstanding principal amount of the Note and any accrued but unpaid interest, including any amounts that would be added to the principal outstanding in the event that any redemption right or prepayment right is exercised by either the Holder or the Borrower, and (ii) any securities of the Borrower then held by the Holder, at their fair value (the "Rollover Rights"). The Borrower shall give written notice to Holder as soon as practicable, but in no event less than fifteen (15) days before the anticipated closing date of such Future Transaction. The Holder may exercise its Rollover Rights by providing the Borrower written notice of such exercise within five Business Days before the closing of the Future Transaction. In the event Holder exercises its Rollover Rights, then such elected portion of the outstanding principal amount of this Note and accrued but unpaid interest shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the Holder will receive all securities issuable under the Future Transaction.

3.15 Exchange Act Reporting. Borrower shall remain a fully reporting company under the SEC reporting requirements and remain subject to and fully compliant with, the annual and periodic reporting requirements of the Exchange Act (including but not limited to remaining current in its filings). Failure to remain a fully reporting company and subject to and compliant with the Exchange Act as described herein, (including but not limited to becoming delinquent in its filings), shall be an Event of Default (as defined below) under Section 4.1.9.

3.16 Opinion Letter. Borrower shall be responsible for supplying an opinion letter specific to the fact that Ordinary Shares issued pursuant to this Note, as well as the shares issued pursuant to the Warrant, are either exempt from Registration Requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered and permitted to be sold and transferred without restriction (so long as the shares have been duly registered and permitted to be sold and transferred without restriction). Failure to provide an opinion letter as described herein shall be an event of default pursuant to Section 4.1.2 of the Note.

ARTICLE IV. EVENTS OF DEFAULT

4.1 It shall be considered an event of default if any of the following events listed in this Article IV (each, an "**Event of Default**") shall occur:

4.1.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. A three (3) day cure period shall apply for failure to make a payment when due except where payments are noted herein as being due immediately or for payments due on the Maturity Date which in each case shall have no cure period.

4.1.2 Failure to Reserve Shares. (a) Borrower fails to reserve a sufficient amount of Ordinary Shares as required under the terms of this Note (including the requirements of Section 2.3 of this Note), fails to issue Ordinary Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) Ordinary Shares issued to the Holder upon

conversion of or otherwise pursuant to this Note as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) Ordinary Shares to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Ordinary Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that Ordinary Shares issued pursuant to conversion of the Note, as well as the Equity Interest and the shares issued pursuant to the Warrant are exempt from Registration Requirements pursuant to Rule 144, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Notice of Conversion. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to Borrower's transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to the Holder within five (5) business days of a demand from the Holder, either in cash or as an addition to the outstanding Principal Amount of the Note, and such choice of payment method is at the discretion of Borrower. (b) Borrower establishes a reserve of its Ordinary Shares for the benefit of a party other than the Holder, without obtaining prior approval in writing by the Holder.

4.1.3 Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note, or in the related Purchase Agreement, Security and Pledge Agreement, or any other ancillary documents executed in connection therewith (together, the "**Transaction Documents**") and breach continues for a period of ten (10) days.

4.1.4 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

4.1.5 Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

4.1.6 Judgments or Settlements. (i) Any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder; or (ii) the settlement of any claim or litigation, creating an obligation on the Borrower in amount over $50,000.

4.1.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a 45 day cure period in which to have such involuntary proceedings dismissed.

4.1.8 Delisting of Ordinary Shares. Borrower shall fail to maintain the listing or quotation of the Ordinary Shares on a national securities exchange or any tier of the over-the-counter market maintained by OTC Markets Group, Inc. ("OTC") other than the OTC's Expert Market, or if its shares have been suspended from trading on the OTC Pink or a U.S. equivalent replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT.

4.1.9 Failure to Comply with the Exchange Act. Borrower shall fail to be fully compliant with, or ceases to be subject to, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings).

4.1.10 Change of Control or Liquidation. Any Change of Control of the Borrower, or the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business. As used herein, a "Change of Control" shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Borrower or any subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the Ordinary Shares of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Ordinary Shares of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower; or (e) the appointment of a new chief executive officer.

4.1.11 Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower's ability to continue as a "going concern" shall not be an admission that the Borrower cannot pay its debts as they become due.

4.1.12 Maintenance of Assets. The failure by Borrower to maintain any intellectual

property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of Borrower or any of its subsidiaries (a "Material Adverse Effect").

4.1.13 Financial Statement Restatement. At any time after a Listing Event, Borrower restates any financial statements for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note.

4.1.14 Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents or to complete the transaction for the full Principal Amount of the Note, as contemplated by the Purchase Agreement.

4.1.15 Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

4.1.16 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Holder or any other third party (the "**Other Agreements**"), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.

4.1.17 Variable Rate Transactions. The Borrower (i) enters into a Variable Rate Transaction (as defined herein) (ii) issues Ordinary Shares (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future) or (iii) adjusts downward the "floor price" at which Ordinary Shares (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

4.1.18 Certain Transactions. Borrower enters into certain transactions prohibited by Sections 3.3, 3.4, 3.5, and 3.6 of this Agreement.

4.1.19 Reverse Splits. The Borrower effectuates a reverse split of its Ordinary Shares without twenty (20) days prior written notice to the Holder.

4.1.20 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially

delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Ordinary Shares in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

4.1.21 DTC "Chill". The DTC places a "chill" (i.e. a restriction placed by DTC on one or more of DTC's services, such as limiting a DTC participant's ability to make a deposit or withdrawal of the security at DTC) on any of the Borrower's securities.

4.1.22 DWAC Eligibility. In addition to the Event of Default in Section 4.1.21, the Ordinary Shares become otherwise not eligible for trading through the DTC's Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs.

4.1.23 Bid Price. The Borrower shall lose the "bid" price for its Ordinary Shares ($0.0001 on the "Ask" with zero market makers on the "Bid" per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement marketplace or exchange).

4.1.24 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower's filing of a Form 6-K or Form 8-K pursuant to Regulation FD on that same date.

4.1.25 Failure of Security Interest. (a) Any material provision of the Security and Pledge Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under the Security and Pledge Agreement; (b) the Security and Pledge Agreement, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Holder on any collateral purported to be covered thereby.

4.1.26 Failure to Register Shares. The Borrower shall fail to register shares pursuant to Section 3.13.

4.2 Remedies Upon Default.

(a) Upon the occurrence of any Event of Default specified in this Article IV, in addition to and without limitation of other remedies set forth herein in this Note, (i) interest shall accrue on all amounts due under this Note at the Default Interest rate until payment in full of such amounts, including following the entry of a judgment in favor of Holder; (ii) this Note shall become immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Holder, an amount (the "Default Amount") equal to the Principal Amount then outstanding (including Liquidating Damages, and Monitoring Fees, each defined below) plus accrued and unpaid interest through the

date of the Event of Default, unaccrued interest through the Maturity Date that is guaranteed pursuant to Section 1.2 above, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and Default Interest through the date of full repayment; and (iii) a liquidated damages charge equal to 25% of the outstanding balance due under the Note ("Liquidating Damages") will be assessed and will become immediately due and payable to the Holder, either in form of a cash payment or as an addition to the Principal Amount due under the Note. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Related Documents.

(b) Upon the occurrence and during the continuation of an Event of Default, Borrower shall incur a monthly monitoring fee ("Monitoring Fee") in the amount of ten thousand Dollars ($10,000) per month commencing in the month in which the Event of Default occurs and continuing until the Event of Default is cured in order to cover the Holder's costs of monitoring and legal expenses and other expenses incurred by Holder.

ARTICLE V. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

ETHEMA HEALTH CORPORATION
950 Evernia Street
West Palm Beach, FL 33401
Attn: Shawn Leon
e-mail: shawn@ethemahealth.com

If to the Holder:

Leonite Fund I, LP
1 Hillcrest Center Dr, Suite 232
Sping Valey, NY 10977
Attn: Avi Geller
e-mail: avi@leonitecap.com; jake@leonitecap.com
Cc: dberger@bergerlawpllc.com

5.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term "**Note**" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Each transferee of this Note must be an "accredited investor" (as defined in Rule 501(a) of the 1933 Act).

5.5 Withholding Tax: In the event that there is any withholding tax due on any obligation of the Borrower, the obligation to pay such withholding tax shall be divided equally by Borrower and Holder, and Borrower may deduct half of any such withholding tax from amounts due to Holder upon providing Holder a confirmation of such withholding tax payment.

5.6 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys' fees. Such amounts spent by Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

5.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state and/or federal courts located in Delaware. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. **THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY**. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof

via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. All transactions contemplated herein are being made subject to the rules of Iska as found on Leonite's website (Leonitecap.com/iska).

5.8 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty.

5.9 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

5.10 Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under Delaware law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "**Maximum Rate**"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under Delaware law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by Delaware law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder's election.

5.11 Section 3(a)(10) Transactions. At any time after a Listing Event, and so long as this Note is outstanding, if the Borrower enters into a transaction structured in accordance with,

based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act, then a liquidated damages charge of 25% of the outstanding principal balance of this Note at that time, will be assessed and will become immediately due and payable to the Holder, either in the form of cash payment or as an addition to the balance of the Note, as determined by mutual agreement of the Borrower and Holder.

5.12 No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Company shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Holder is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

5.13 Opportunity to Consult with Counsel. The Borrower represents and acknowledges that it has been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with its counsel before signing it and that it is freely and voluntarily signing the Transaction Documents in exchange for the benefits provided herein. The Borrower further represents and acknowledges that it has been provided a reasonable period of time within which to review the terms of the Transaction Documents. In light of this, the Borrower will not contest the validity of the Transaction Documents and the transactions contemplated therein, and Borrower represents and acknowledges that all parties hereto have participated in the preparation of this Note and the other Transaction Documents. In any construction of the terms of the Note or the other Transaction Documents, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

5.14 Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Agreement. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this June 1, 2022.

ETHEMA HEALTH CORPORATION

DocuSigned by:

By: Shawn E. Leon

Name: Shawn E. Leon
Title: Chief Executive Officer

ADDICTION RECOVERY INSTITUTE OF AMERICA, LLC
F/K/A SEASTONE DELRAY HEALTHCARE, LLC

DocuSigned by:

By: Shawn E. Leon

Name: Shawn E. Leon
Title: Chief Executive Officer

EXHIBIT A – FORM OF NOTICE OF CONVERSION

(See Attached)

EXHIBIT B – TRANSFER AGENT INSTRUCTION LETTER

(See Attached)

EXHIBIT C – SECURITY AND PLEDGE AGREEMENT

(See Attached)

EXHIBIT D – PAYMENT SCHEDULE

Date	Total Payment
6/1/2022*	-
7/1/2022	$ 6,211.46
8/1/2022	$ 6,211.46
9/1/2022	$ 6,211.46
10/1/2022	$ 6,211.46
11/1/2022	$ 6,211.46
12/1/2022	$ 6,211.46
1/1/2023	$ 6,211.46
2/1/2023	$ 6,211.46
3/1/2023	$ 751,586.46

* Date of Issuance of this Note